Exhibit 99.1

SORL Auto Parts

Announces Completion of Merger

ZHEJIANG, China, May 15, 2020 — SORL Auto Parts, Inc. (NASDAQ: SORL) (“SORL” or the “Company”), a leading manufacturer and distributor of automotive brake systems as well as other key safety-related auto parts in China, today announced the completion of the merger (the “Merger”) of the Company with Ruili International Merger Sub Inc. (“Merger Sub”), a wholly owned subsidiary of Ruili International Inc. (“Parent”), a Delaware corporation, pursuant to the previously announced Agreement and Plan of Merger (the “Merger Agreement”), dated as of November 29, 2019, by and among the Company, Parent and Merger Sub.

Under the terms of the Merger Agreement, which was approved by the Company’s stockholders at its special meeting of stockholders held on May 8, 2020, each share of Company common stock issued and outstanding prior to the effective time, other than shares held by Parent (representing shares contributed to Parent by Mr. Xiaoping Zhang, Ms. Shuping Chi and Mr. Xiaofeng Zhang) which shares have been cancelled for no consideration, has been converted into the right to receive $4.72 per share in cash, without interest and net of any applicable withholding taxes. As a result of the Merger, SORL became a wholly owned subsidiary of Parent, and the shares of the Company common stock no longer trade on the NASDAQ Global Market (“NASDAQ”).

Stockholders of record as of the effective time of the Merger who are entitled to the merger consideration will receive a letter of transmittal and instructions on how to surrender their share certificates in exchange for the merger consideration. Stockholders should wait to receive the letter of transmittal before surrendering their share certificates.

In connection with the consummation of the Merger, the Company has requested that trading of its common stock on NASDAQ be suspended prior to opening of trading on May 15, 2020. The Company requested that NASDAQ file with the SEC a Form 25 relating to the delisting of the Company’s common stock from NASDAQ and the deregistration of the Company’s registered securities. The Company intends to file a Form 15 with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requesting the deregistration of the Company’s shares of common stock, under Section 12(g) of the Exchange Act and the suspension of the Company’s reporting obligations under Section 15(d) of the Exchange Act. The Company’s obligations to file with the SEC certain reports and forms, including Form 10-K, Form 10-Q and Form 8-K, will be suspended immediately as of the filing date of the Form 15 and will cease once the deregistration becomes effective.

About SORL Auto Parts, Inc.

As a global tier one supplier of brake and control systems to the commercial vehicle industry, SORL Auto Parts, Inc. (NASDAQ: SORL) is the market leader for commercial vehicles brake systems, such as trucks and buses in China. The Company distributes products both within China and internationally under the SORL trademark. SORL is listed among the top 100 auto component suppliers in China, with a product range that includes 65 categories with over 2000 specifications in brake systems and others. The Company has four authorized international sales centers in UAE, India, the United States and Europe. SORL is working to establish a broader global sales network. For more information, please visit http://www.sorl.cn.

Cautionary Statement Regarding Forward-Looking Statements

All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on our current expectations, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words. These forward-looking statements are not guarantees of future results and are subject to factors, risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.